UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2025

PHX MINERALS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-31759	73-1055775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1320 South University Drive Suite 720
Fort Worth, Texas		76107
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (405) 948-1560

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01666 par value	PHX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On May 8, 2025, PHX Minerals Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”), and WhiteHawk Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will conduct a cash tender offer (the “Offer”) to acquire any and all of the issued and outstanding shares of the common stock, par value $0.01666 per share (each a “Share,” and collectively, the “Shares”), of the Company, at a price per share of $4.35, in cash, net to the holder thereof, without interest and subject to applicable tax withholding (the “Offer Price”).

The Company’s Board of Directors (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger (each, as defined below), are advisable, fair to and in the best interests of the Company and its stockholders (the “Stockholders”), and approved the Merger Agreement and the transactions contemplated thereby, and recommended that the Stockholders accept the Offer and tender their Shares in the Offer.

The Offer, once commenced, will initially remain open for a minimum of 20 business days, subject to certain possible extensions on the terms set forth in the Merger Agreement (as extended, the “Expiration Time”). If at the scheduled Expiration Time any of the conditions to the Offer have not been satisfied or waived, then Merger Sub may in its sole discretion, and Parent may in its sole discretion cause Merger Sub to, extend the Offer for one or more successive extension periods of up to 10 business days each (with each such period to end at 12:00 midnight (New York City time) at the end of the last business day of such period) (or any other period as may be approved in advance in writing by the Company) to permit the satisfaction of all Offer conditions, except that if the sole remaining unsatisfied Offer condition is the Minimum Condition (as defined below), Merger Sub shall be required to extend the Offer for no more than three occasions in consecutive periods of 10 business days each (or such other period as may be approved in advance by the parties).

As promptly as practicable following, but in any event the same business day as the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), without a vote or approval of the Stockholders, pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) with the Company continuing as the surviving corporation (the “Surviving Corporation”) and wholly-owned subsidiary of Parent following the effectiveness of the Merger. The date on which the closing of the Merger occurs is referred to as the “Closing Date”.

Merger Sub’s obligation to purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of customary conditions, including, among others, (i) there being validly tendered and not validly withdrawn immediately prior to the Expiration Time the number of Shares that, together with any Shares held, if any, by Parent, Merger Sub or any of their respective affiliates, represents at least a majority of all then issued and outstanding Shares plus an additional number of Shares equal to the aggregate number of Shares issuable upon the conversion, exchange or exercise of all of the Company’s equity awards, options, warrants or other rights to acquire, or securities convertible into or exchangeable for, Shares that, in each case, are outstanding and are vested or otherwise exercisable, convertible or exchangeable at or immediately prior to the Expiration Time (the “Minimum Condition”); (ii) the absence of any law or order by a governmental entity that has jurisdiction over the parties that prohibits consummation of the Offer or the Merger or any action, inquiry, request for information or investigation pending or threatened by any governmental entity challenging or seeking to restrain, prohibit, enjoin, investigate, alter or delay the consummation of the Offer, the acquisition of the Shares by Parent or Merger Sub or the Merger; (iii) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to customary exceptions; (iv) the Company’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement; (v) the absence of any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the Company; and (vi) that the Board has not withheld or withdrawn the Board’s recommendation of the Offer, or otherwise approved, endorsed, adopted, recommended or otherwise declared advisable a third party acquisition proposal (“Acquisition Proposal”), as well as other customary conditions set forth in Annex A to the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each Share (other than Shares (i) owned directly by the Company as treasury stock, Parent, Merger Sub or any of their respective affiliates, which Shares will be automatically cancelled and will cease to exist, (ii) owned by any Stockholder who is entitled to demand and does properly demand the appraisal of such Shares in accordance with, and in compliance in all respects with the DGCL or (iii) that are Time-Based Restricted Shares or Performance-Based Restricted Shares, as each described below) will be automatically cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to applicable tax withholding (the “Merger Consideration”).

In addition, immediately prior to the Effective Time, (i) each outstanding share of time-based restricted stock of the Company (“Time-Based Restricted Shares”) will cease to represent a Time-Based Restricted Share and shall be cancelled and converted into a right to receive an amount in cash, without interest (a “Restricted Cash Award”) equal to the sum of (A) the product of (x) the number of Shares subject to such Time-Based Restricted Share immediately prior to the Effective Time and (y) the Merger Consideration, plus (B) the accrued and unpaid dividends, as of immediately prior to the Effective Time, with respect to such Time-Based Restricted Shares; (ii) each outstanding share of performance-based restricted stock of the Company (“Performance-Based Restricted Shares”) will vest in full (assuming achievement of maximum performance), will become free of restrictions and automatically cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the sum of (A) the Merger Consideration and (B) the accrued and unpaid dividends, as of immediately prior to the Effective Time, with respect to such Performance-Based Restricted Share (the “Performance-Based Restricted Share Consideration”); and (iii) each outstanding right to receive Shares in accordance with the Company’s Deferred Compensation Plan for Non-Employee Directors (each, a “DCP Unit”) will be automatically cancelled and terminated and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying (A) the aggregate number of Shares subject to such DCP Unit, by (B) the Merger Consideration (the “DCP Unit Consideration”). Except as set forth in the Merger Agreement, each Restricted Cash Award shall be governed by substantially similar terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding Time-Based Restricted Shares immediately prior to the Effective Time, provided that each Restricted Cash Award shall vest and become payable upon the earlier of (X) the date the corresponding Time-Based Restricted Share would have vested pursuant to the terms thereof and (Y) 90 days following the Closing Date. Each Restricted Cash Award, less any applicable withholding taxes, will be paid as soon as reasonably practicable by the Surviving Corporation following the date such Restricted Cash Award becomes so payable (but in any event no later than three business days thereafter). The Performance-Based Restricted Share Consideration, less any applicable withholding taxes, will be paid as soon as reasonably practicable by the Surviving Corporation following the Closing Date (and in no event later than three business days thereafter). The DCP Unit Consideration will be paid as promptly as practicable by the Surviving Corporation (and in no event later than five business days) after the Closing Date, provided that if the DCP Unit Consideration constitutes nonqualified deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) such payment shall be made at the earliest time permitted under the applicable Company equity plan and deferral election form that will not trigger a tax or penalty under Section 409A of the Code.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to continue to conduct its operations in all material respects in the ordinary course of business, to cooperate in seeking any required approvals from any governmental entity and not to engage in certain specified transactions or activities without Parent’s prior consent, and that the parties will use reasonable best efforts to cause the Offer and the Merger to be consummated. In addition, subject to certain exceptions, the Company has agreed not to initiate, solicit, knowingly facilitate or knowingly encourage any inquires, proposal or offer of any Acquisition Proposals from third parties or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives a bona fide written unsolicited Acquisition Proposal from a third party that did not result from a breach (other than a de minimis breach) of the non-solicitation provisions of the Merger Agreement, and the Board determines in good faith, after consultations with its financial advisors and outside legal counsel, that such proposal constitutes, or could reasonably be expected to lead to, a transaction that would be more favorable to the Company’s stockholders than the Offer and the Merger (a “Superior Company Proposal” as further described and defined in the Merger Agreement) and that failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law, then the Company may, among other things, and subject to the requirements in the Merger Agreement, participate in discussions or negotiations with such third party regarding such Acquisition Proposal.

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances. In addition, either the Company or Parent may terminate the Merger Agreement if the Offer has not been consummated by November 10, 2025. Upon termination of the Merger Agreement by the Company to accept a Superior Company Proposal or by Parent upon a Company Change of Board Recommendation (as defined in the Merger Agreement), the Company will be required to pay Parent a termination fee of $6.8 million (the “Company Termination Fee”). The Company Termination Fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, an Acquisition Proposal is made to the Board and becomes publicly known or is otherwise publicly made, and within 12 months after such termination (i) the Company enters into a definitive agreement with respect to any Acquisition Proposal that is later consummated or (ii) any Acquisition Proposal is consummated. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $6.8 million upon termination of the Merger Agreement under certain specified circumstances (the Parent Termination Fee”).

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and Stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to Stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and are also qualified in important part by (i) a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement and (ii) a confidential disclosure schedule delivered by Parent to the Company in connection with the Merger Agreement. Investors and Stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 2.02 Results of Operations and Financial Condition.

On May 8, 2025, the Company issued a press release providing information regarding the Company’s quarter ended March 31, 2025 financial and operating results. The press release is furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, the employment of each of Ralph D’Amico, the Company’s Chief Financial Officer and Executive Vice President and Chad L. Stephens, the Company’s President and Chief Executive Officer will be terminated at the Effective Time. Messrs. Stephens and D’Amico are each a party to an Amended and Restated Change-in-Control Executive Severance Agreement (collectively, the “Change-in-Control Agreements”).

Pursuant to the Change-in-Control Agreements, in connection with these terminations of employment, each of Messrs. Stephens and D’Amico will be entitled to receive the severance payments and benefits contemplated by, and in accordance with the terms of, their respective existing Change-in-Control Agreements with the Company upon an involuntary termination of employment following a change-in-control, which agreements are summarized in Company’s Form 10-K filed March 12, 2025, under Item 11, Part III in the section titled, “Potential Payments Upon Termination or Change in Control” which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The information set forth under Item 2.02 of this Report is hereby incorporated in this Item 7.01 by reference.

On May 8, 2025, the Company and WhiteHawk Income Corporation, a Delaware corporation (“WHIC” and together with Merger Sub and Parent, the “WhiteHawk Parties”) and the direct parent entity of Parent, issued a press release announcing the execution of the Merger Agreement. A copy of that press release is furnished as Exhibit 99.2 to this Report and incorporated herein by reference.

The information in Item 2.02 and Item 7.01 of this Report, including the attached Exhibits 99.1 and 99.2, is being furnished pursuant to Item 2.02 and Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Tender and Support Agreements

In connection with the execution and delivery of the Merger Agreement, all of the current directors and executive officers of the Company (collectively, the “Supporting Stockholders”), entered into Tender and Support Agreements with Parent and Merger Sub (the “Tender and Support Agreements”). As of the date of the Merger Agreement, the Supporting Stockholders collectively beneficially owned approximately 10% of the outstanding Shares on a fully diluted basis.

Pursuant to the Tender and Support Agreements, the Supporting Stockholders have agreed, among other things, and subject to the terms thereof, to (a) tender in the Offer all Shares beneficially owned by such Supporting Stockholders (other than any restricted Shares) and not withdraw any such Shares that have been tendered (such Shares, collectively, representing approximately 4.2% of the outstanding Shares on a fully diluted basis), (b) attend any and all meetings of the holders of Shares; (c) vote, express consent or dissent, issue instructions to the record holder to vote the subject Shares or otherwise utilize such voting power in accordance with the Tender and Support Agreements at any annual or special meeting of the Company as Parent or its proxy shall, in Parent’s sole discretion, deem proper with respect to the subject Shares and (d) not consent to: (i) any action, agreement or transaction that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay, discourage or adversely affect, in each case in any material respect, the consummation of the Merger, (ii) any Acquisition Proposal, (iii) any merger, acquisition, sale, transfer of a material portion of the rights or other assets of the Company, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by the Company, or any other extraordinary transaction involving the Company (other than the Merger); (iv) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of Supporting Stockholders under the Tender and Support Agreements or the Company under the Merger Agreement; (v) any change in the Board; or (vi) any material change in the capitalization of the Company’s corporate structure.

The foregoing description of the Tender and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Tender and Support Agreement, a copy of which is filed as Exhibit 99.3 to this Report and incorporated herein by reference.

Equity Commitment Letters

Parent has received equity commitment letters, each dated May 8, 2025 (the “Equity Commitment Letters”), from each of WHIC, WhiteHawk Holdings, Inc., a Delaware corporation, and certain other persons , (collectively, the “Equity Investors”), pursuant to which the Equity Investors have committed, on the terms and subject to the conditions set forth in the Equity Commitment Letters, to provide equity financing (“Equity Financing”) by funding into an account designated by Parent no later than six business days prior to the Expiration Time the commitment amount set forth therein, totaling $104.2 million in the aggregate (such aggregate commitment amount pursuant to the Equity Commitment Letters, the “Equity Commitment”).

Limited Guarantee

On May 8, 2025, in connection with the execution and delivery of the Merger Agreement, the Company and WHIC entered into a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, among other things, WHIC agreed to guarantee the payment and performance of (a) either (i) Parent’s obligation to pay the Parent Termination Fee or (ii) Parent’s obligation to cause to be funded an amount equal to the Equity Commitment received by Parent pursuant to the Equity Commitment Letters, solely in the event that specific performance with respect to such obligation is awarded against Parent pursuant to the Merger Agreement, but subject to the terms thereof, and (b) up to $100,000 in certain reimbursement and/or indemnification obligations of Parent that may arise pursuant to the financing cooperation provisions of the Merger Agreement, subject in each case to the terms and conditions of the Limited Guarantee.

The foregoing description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantee, which is filed as Exhibit 10.1 to this Report and incorporated herein by reference.

Debt Commitment Letter

WHIC and EIG Credit Management Company, LLC (“EIG CMC”) have entered into a debt commitment letter, dated May 8, 2025 (the “Debt Commitment Letter”), pursuant to which EIG CMC has agreed that one or more investment funds, accounts or entities advised by, sub-advised by, managed by or affiliated with EIG CMC and/or one of its controlled affiliates shall provide to WHIC a senior secured first lien incremental note facility in an aggregate principal amount equal to $100 million (the “Debt Financing”), which amount may be reduced at the election of WHIC on a dollar-for-dollar basis up to $25 million in the aggregate in the event of a corresponding increase in the amount of the Equity Commitment.

The obligations of EIG CMC to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including receipt of executed loan documentation, satisfaction of the conditions to, and substantially concurrent consummation of, the Offer and Merger, contribution of the Equity Financing pursuant to the Equity Commitment Letters, and other customary closing conditions for financings of this type. Assuming the satisfaction of the applicable conditions, the Debt Financing will be funded to the agent one Business Day prior to the Effective Time.

Cautionary Statement Regarding Forward-Looking Statements

This document (including documents incorporated by reference) contains certain forward-looking statements about the WhiteHawk Parties and the Company, including statements that involve risks and uncertainties concerning WhiteHawk’s proposed acquisition of the Company, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates,” “can,” “will,” “look forward to,” “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of the WhiteHawk Parties or the Company, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, (i) the possibility that the transaction will not close or that the closing may be delayed, (ii) the anticipated synergies of the combined companies may not be achieved after closing, (iii) the combined operations may not be successfully integrated in a timely manner, if at all, (iv) general economic conditions in regions in which either company does business, and (v) the possibility that the WhiteHawk Parties or the Company may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the WhiteHawk Parties or the Company.

In addition, please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause the Company’s operational and other results to differ materially from those contained in the forward- looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document.

Important Additional Information and Where to Find It

The tender offer referenced in this Report has not yet commenced, and this communication is for informational purposes only and is neither a recommendation nor an offer to purchase nor a solicitation of an offer to sell any Shares or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Parent and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The solicitation and offer to purchase the outstanding Shares will only be made pursuant to an Offer to Purchase, a letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “SEC Filings” subsection of the “Financial Information” section of the Company’s website at https://phxmin.com/investors.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Title of Document

2.1	Agreement and Plan of Merger, dated as of May 8, 2025, by and among PHX Minerals Inc., WhiteHawk Acquisition, Inc. and WhiteHawk Merger Sub, Inc.

10.1	Limited Guarantee, dated as of May 8, 2025, delivered by WhiteHawk Income Corporation in favor of PHX Minerals Inc.

99.1	Press release, issued by the Company on May 8, 2025.

99.2	Press release issued by WhiteHawk Income Corporation and PHX Minerals Inc. on May 8, 2025 (incorporated by reference to Exhibit 99.1 to the Schedule 14D-9C filed by the Company on May 9, 2025).

99.3	Form of Tender and Support Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHX MINERALS INC.

Date:	May 12, 2025	By:	/s/ Chad L. Stephens
Chad L. Stephens
Chief Executive Officer